EXHIBIT 10.1

BANK OF HAWAII CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN

COMPOSITE AS AMENDED THROUGH JULY 1, 2025

BANK OF HAWAII CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN
Article 1.Purpose. This Bank of Hawaii Corporation Directors’ Deferred Compensation Plan (“Plan”) is intended to advance the interests of Bank of Hawaii Corporation (“Company”) by providing deferred compensation benefits to the non-employee members of the Board of Directors of the Company and the Bank of Hawaii (“Bank”) (“Directors”) and thereby strengthening the ability of the Company to attract and retain valued Directors upon whose judgment, initiative, and efforts the successful conduct and development of the Company depends.
Article 2.Effective Date. This Plan, which is an amendment and restatement of the prior version of the Plan, shall be effective as of June 28, 2013, upon adoption by the Board of Directors of the Company, and shall operate on the basis of the calendar year (“Plan Year”). This Plan constitutes a restatement in its entirety and continuation of the prior version of the Plan.
Article 3.Eligibility. Any Director entitled to compensation by the Company or the Bank for service as a Director (“Eligible Director”), other than a Director who is also a salaried officer or employee of the Company or any of its subsidiaries, may elect to become a participant (“Participant”) under the Plan by written notice to the Company.
Article 4.Election of Deferral. This Article 4 shall be effective as of April 28, 2023.
Each Participant may elect to defer receipt of all or any portion of (i) his annual board retainer fees and committee retainer fees; (ii) his annual board retainer fees; (iii) his annual committee retainer fees; or (iv) grants of restricted stock units, all which are earned for the Plan Year commencing after the date of the election (“Deferral Election”). However, this Article 4 shall not apply to grants of restricted stock units made prior to January 1, 2024. The Deferral Election for a Plan Year shall be irrevocable as of the dates set forth below. Any Deferral Election must be written and must be made in accordance with any procedures established by the Company. The Company may require that a Participant make separate Deferral Elections for fees and restricted stock units earned for a given Plan Year.
Any Director may defer compensation for a Plan Year, including fees earned for such Plan Year and restricted stock unit awards subject to service periods beginning during such Plan Year, by submitting a Deferral Election with respect to such compensation not later than December 31 of the year immediately preceding such Plan Year. Such Deferral Election shall become irrevocable on December 31 of the year immediately preceding the Plan Year unless the Company provides for an earlier date.
In the case of the first Plan Year in which a Participant becomes eligible to participate in the Plan, the Participant shall be allowed to make a Deferral Election for such Plan Year only within 30 days after becoming eligible to participate, and such Deferral Election shall be irrevocable and effective only with respect to the designated fees and restricted stock unit awards for services performed after the date the Deferral Election is delivered to the Company.
In accordance with Article 11A, unless otherwise allowed by the Committee, a Deferral Election for a Plan Year shall not be automatically applied for a subsequent Plan Year on an “evergreen” basis.
Article 5.Deferred Compensation Account. A separate account shall be established and maintained on behalf of each Participant under the Plan (“Account”), which Account shall reflect the balance of the Deferral Election amounts credited to the Participant as provided in Article 4 above. The deferred fees of each Participant shall be credited to the Participant’s Account as soon as reasonably practicable following the date on which such fees would be otherwise payable to the Participant.

For purposes of determining the value of the balance of each Participant’s Account, the amount allocated to the Participant’s Account shall be treated as if such amount were invested and reinvested in one or more of the investment funds or vehicles (“Funds”) as may be designated by the Company, or shares of Company common stock (“Company Stock”), as may be directed by the Participant. Each Account shall be appropriately increased or decreased, as the case may be, to reflect the appreciation or depreciation in the value attributable to the Funds or Company Stock, the net income or loss attributable to the Funds or Company Stock, and distributions and expenses that may be charged to the Account. The Participant agrees on behalf of himself and any designated beneficiary to assume all risks and responsibilities for his investment directions under his Account, and the Company shall not be liable for any deemed investment losses that may be incurred under the Account. However, notwithstanding the preceding portion of this paragraph, in order to meet the requirements for exemption from the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), the Participant’s investment direction in Company Stock shall be subject to the limitations described below in Article 5A.
Article 5A.    Rule 16b-3 Requirements. With respect to Directors who are subject to the provisions of Section 16 of the Exchange Act, the provisions of the Plan and all transactions hereunder are intended and shall be construed and applied so as to comply with all applicable requirements and conditions for exemption under Rule 16b-3 or any successor Rule under the Exchange Act.
In this regard, a Participant’s investment election directing the investment, disinvestment, or reinvestment of his Account in Company Stock as allowed under Article 5 shall meet the requirements of a “discretionary transaction” under Code of Federal Regulation Section 240.16b-3(f). Specifically, a Participant shall be allowed to make such investment election with respect to the acquisition or disposition of Company Stock only if such election is made on or after the date that is six months following the date of the most recent investment election for an “opposite way” transaction under any employee benefit plan sponsored by the Company. For this purpose, an “opposite way” transaction means, a previous acquisition if the current transaction is a disposition, and vice versa.
Further, with respect to a Participant’s Account, an acquisition or disposition of Company Stock resulting from an election to receive cash or Company Stock in connection with the distribution of the Account shall be made only if such acquisition or disposition is approved in advance by the Human Resources and Compensation Committee of the Board of Directors of Bank of Hawaii Corporation (“Committee”), or such acquisition or disposition otherwise falls within the scope of an alternative exemption under Rule 16b-3.
Article 5B. Company Stock Investment Restrictions. Effective as of July 24, 2015, and with respect to any notional investment of Company Stock that is credited to a Participant’s Account on or after such date (i.e., the preexisting Company Stock maintained under the Account as of such date and any Company Stock acquired under the Account on or after such date), and irrespective of whether the Company Stock is an investment or reinvestment of Deferral Election amounts or dividends or other earnings under the Account, the following requirements shall apply:
(a)    The Company Stock investment shall be maintained in Company Stock for the continuous period (“Holding Period”) beginning on the date of the investment in the Company Stock and ending on the date (and inclusive of such date) that is six months following the date of the investment in the Company Stock. Thus, during this Holding Period, the affected Company Stock shall be “nondiversifiable” and the Participant shall not have the authority to direct or allocate the Company Stock to other investment Funds available under the Plan.

(b)    Notwithstanding the provisions of Article 7, with respect to the portion of a Participant’s account that constitutes a notional investment of Company Stock at the time of distribution of such portion to the Participant or beneficiary, such distribution shall be made in-kind in the form of Company Stock.
To the extent that the requirements of this Article 5B are applicable on and after July 24, 2015, they shall supersede the other provisions of the Plan that are inconsistent with such requirements (e.g., Articles 5 and 5A relating to a Participant’s investment authority to direct the acquisition or disposition of Company Stock during the Holding Period, and Articles 7 and 8 relating to the distribution election of a Participant or beneficiary to take other than an in-kind distribution of Company Stock maintained in the Account at the time of distribution). Further, to the extent that the requirements of this Article 5B are not applicable, the other provisions of the Plan shall continue to apply. Thus, subject to the provisions of Articles 5 and 5A, a Participant shall be entitled to exercise the otherwise applicable investment direction authority over Company Stock credited to the Participant’s Account following the completion of the Holding Period covering the Company Stock.
Article 5C. Stock Incentive Contribution. This Article 5C shall be effective as of April 28, 2023.
The Company and a Director may be parties to a restricted stock unit agreement pursuant to the Bank of Hawaii Corporation 2015 Director Stock Compensation Plan (“Stock Incentive Agreement”) or a successor plan that provides restricted stock units (“RSUs”) conditioned upon the satisfaction of specified Director service objectives. In this case, the RSUs shall be subject to deferral under the provisions of this Article 5C (“Eligible RSUs”) to the extent that the Company determines and approves that the RSUs are eligible for deferral under this Plan. However, this Article 5C shall not apply to grants of restricted stock units made prior to January 1, 2024.
Eligible RSUs shall be treated as a component of the Director’s compensation earned for a Plan Year that is subject to the Deferral Election provisions under Article 4 above. As permitted under Article 4, the Director may make a Deferral Election applicable to the deferral of the Eligible RSUs. By making this Deferral Election, the Director may defer the receipt of up to 100% of the Eligible RSUs that would otherwise be paid following the vesting of the Eligible RSUs under the terms of the applicable Stock Incentive Agreement (“Vesting Date”). The portion of the Eligible RSUs that is subject to deferral in accordance with the Deferral Election (“Stock Incentive Contribution”) shall be credited to a separate account on behalf of the Director under the Plan (“Stock Incentive Account”) on or as soon as practical following the Vesting Date, which Stock Incentive Account shall reflect the balance of the Stock Incentive Contribution credited to the Director and the deemed investment earnings and losses on such contribution. The remaining portion of the Eligible RSUs that is not subject to the Deferral Election shall be paid following the Vesting Date (in accordance with the time and manner provided under the applicable Stock Incentive Agreement). A Director’s Stock Incentive Account may be further divided into separate subaccounts, each of which corresponds to a separate grant of Eligible RSUs deferred by the Director.
Unless otherwise provided in this Article 5C, the Stock Incentive Account shall be treated as an Account, and shall be subject to the administrative rules applicable to an Account (e.g., deemed investment of Account as directed by Director, separate accounting for portion of Account attributable to the Stock Incentive Account), as described in Article 5 above. However, a Director shall not be permitted to direct the investment of Eligible RSUs credited to the Director’s Stock Incentive Account.

Any Eligible RSUs credited to the Director’s Stock Incentive Account shall remain in the form of Eligible RSUs until the time of distribution.
At the discretion of the Company, Eligible RSUs deferred under the Plan may be credited with cash dividends paid by the Company (“Dividend Equivalents”). Dividend Equivalents shall be credited to the Director’s Stock Incentive Account and shall be treated as earnings on the underlying Eligible RSUs. Upon being credited to the Plan, Dividend Equivalents shall initially be invested in a default investment fund designated by the Company. Thereafter, at the Director’s direction, such amounts may be invested in one or more investment funds or vehicles as may be designated by the Company.
The provisions of Articles 7 and 8 below shall govern the timing and form of distribution of a Director’s Stock Incentive Account in the same manner as such provisions govern the timing and form of distribution of the Director’s Account in general. However, any provisions of Articles 7 and 8 to the contrary notwithstanding, any Eligible RSUs credited to a Director’s Stock Incentive Account shall be satisfied and paid in the form of Company Stock, and not in cash. Any Dividend Equivalents and earnings thereupon shall be subject to the time and form of distribution provided by the Director’s Deferral Election with respect to the underlying Eligible RSUs.
With respect to Eligible RSUs that are subject to deferral under the provisions of this Article 5C, the portion of the underlying Stock Incentive Agreement that describes the amount (or determination of the amount) of the Eligible RSUs shall constitute part of deferred compensation plan provisions governing the deferral of the Eligible RSUs for purposes of compliance with the written plan requirement under Code Section 409A.
Article 6.Vesting. Except as provided in Article 11, a Participant shall have a 100% vested and non-forfeitable interest in the balance of his Account.
Article 7.Distribution Due to Separation from Service or At Specified Time. Each Participant shall file with the Company at the time of his Deferral Election an irrevocable election (“Distribution Election”) regarding the time and form of the distribution applicable to that portion of his Account derived from the Deferral Election.
A.Time of Distribution. The Distribution Election shall include the Participant’s election of one of the following distribution commencement dates: (i) the first day of the month following the date on which the Participant incurs a “separation from service”; (ii) an anniversary date of the Participant’s separation from service, but no later than the fifth anniversary date; or (iii) a date specified by the Participant. For this purpose, the term “separation from service” shall be defined by reference to Treasury Regulation Section 1.409A-1(h). Also, a distribution shall be treated as made on the first day of the month following the Participant’s separation from service if the distribution is actually made by the end of the Plan Year or such other later date in accordance with the administrative rule of Treasury Regulation Section 1.409A-3(d). Further, a date specified by the Participant shall be a calendar date certain (e.g., January 1, 2010) and may not be stated as the date of an event (e.g., “the date my child begins college”).
B.Form of Distribution. The Distribution Election shall further include the Participant’s election of one of the following forms of payment: (i) a single lump sum distribution; or (ii) annual installment payments over a period not to exceed ten years (using the “declining balance method” under which each annual installment payment is determined by multiplying the remaining Account balance by a fraction, where the numerator is one and the denominator is the remaining years in the payment period).
Subject to the limitations of Article 5A, with respect to the portion of a Participant’s Account that is treated as invested in Company Stock pursuant to the Participant’s direction under Article 5, the form of the distribution under this Article 7 and Article 8 below shall be in cash or in Company Stock as the Participant (or beneficiary) may elect by written notice delivered to the Company within a reasonable period prior to distribution. If a timely election is not received by the Company, such distribution shall be made in cash. With respect to the portion of a Participant’s Account that is treated as invested in other than Company Stock, the form of distribution under this Article 7 and Article 8 below shall be in cash.
Article 8.Distribution Due to Death. Upon the death of an active Participant, or terminated Participant prior to expiration of the period during which his Account is payable, the balance of his Account shall be paid in a single lump sum to his designated beneficiary. The Account shall be paid in full on the second day of the Plan Year following the year of death. The Participant’s designated beneficiary shall be designated or changed by the Participant (without the consent of any prior beneficiary) through written notice delivered to the Company. If no such beneficiary is designated, or if no designated beneficiary survives the Participant, the amount payable due to the Participant’s death shall be payable to the Participant’s estate.
Article 9.Incapacity. If the Committee finds that any person to whom payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim for such payment has been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment.
Article 10.Funding. The amounts payable under this Plan shall be paid in cash or in kind from the general funds of the Company, as the Committee may determine, and a Participant shall have no right, title, or interest whatsoever in or to investments, if any, which the Company may make to aid it in meeting its obligations under this Plan. Title to and beneficial ownership of any such investments shall at all times remain in the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant and any other person. To the extent that any person acquires a right to receive a payment from the Company under this Plan, such right shall be no greater than the right of any unsecured creditor.
Article 11.Legal Status. This Plan is intended to constitute a nonqualified deferred compensation plan not subject to the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (Code”), or the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Specifically, prior to the actual payment of the amounts credited to an Account, there is no transfer of any assets to a Participant or for the benefit of the Participant under this Plan, and the Plan is intended to confer no current benefit that would be immediately taxable to the Participant under the constructive receipt rule or economic benefit doctrine under the tax laws. Further, this Plan is intended to benefit non-employee Directors exclusively, and not employees of the Company, and is thereby not subject to the requirements of ERISA.
Article 11A.    Code Section 409A Compliance
A.Code Section 409A Application. The requirements of Code Section 409A shall apply to the portion of each Participant’s Account that is attributable to Deferral Election amounts deferred on or after January 1, 2005 (“Regular Account”). With respect to such Regular Accounts, this Plan is intended to meet the requirements of Code Section 409A and shall be interpreted in a manner consistent with the underlying regulatory guidance.
B.Grandfathered Account. Effective as of January 1, 2005, the portion of each Participant’s Account that is comprised of the balance credited to such Account as of December 31, 2004 shall be credited to and maintained as a separate account (“Grandfathered Account”). The Grandfathered Account shall be appropriately increased or decreased, as the case may be, to reflect the appreciation or depreciation in the value of such Account, the net income or loss attributable to the assets credited to such Account, and distributions and expenses that may be charged against such Account. Elective Deferral amounts for Plan Years beginning on or after January 1, 2005, and earnings thereon, shall not be credited to or combined with Grandfathered Accounts. Grandfathered Accounts constitute amounts earned and vested as of December 31, 2004 that are grandfathered from, and not subject to the application of, Code Section 409A.
C.Plan Provisions. Except as otherwise provided under this Article 11A, the provisions of the Plan shall generally apply to both Regular Accounts and Grandfathered Accounts. The reference to “Account” under the Plan shall refer to Regular Accounts and Grandfathered Accounts.
D.Code Section 409A Requirements. For purposes of compliance with Code Section 409A, Regular Accounts shall be subject to the following requirements:
1.Evergreen Deferral Elections. Unless otherwise allowed by the Committee, a Deferral Election for a Plan Year shall not be automatically applied for a subsequent Plan Year on an “evergreen” basis. A Participant must make an affirmative Deferral Election with respect to each Plan Year under Article 4. If a Participant does not make an affirmative election by December 31 of the immediately preceding year, the Participant shall be deemed to have irrevocably elected not to make a Deferral Election for the Plan Year.
2.Subaccounts Relating to Varying Distribution Elections. Under Article 7, as part of any Deferral Election, a Participant must make an irrevocable election (“Distribution Election”) regarding the form of distribution for that portion of the Participant’s Account that is attributable to the Deferral Election. To the extent that a Participant’s Distribution Election for a given Plan Year is for a different form of distribution (e.g., installments over different numbers of years following termination from service) as compared to preceding Plan Years, the Company shall separately account for the Deferral Election amount for the given Plan Year as a subaccount of the Participant’s Regular Account.
3.Subsequent Changes to Distribution Elections. Under Article 7, any Distribution Election shall be irrevocable. However, the Committee may, at its sole and complete discretion, allow for a subsequent modification to a Distribution Election, subject to satisfaction of the following requirements in accordance with Code Section 409A(a)(4)(C) and underlying regulations: (i) in no event shall a modification result in the acceleration of payments provided under the Distribution Election; (ii) any new election must be made at least 12 months prior to the date payments are scheduled to commence; (iii) under any new election, the commencement of payments must be deferred for a period of not less than five years from the date such payments would otherwise commence; and (iv) any new election may not take effect until 12 months after the new election is made.
4.Distribution Events. In accordance with Articles 7 and 8, the distribution of a Participant’s Account is only permitted in the event of the Participant’s separation from service as a Director of the Company or the Participant’s death. No other distribution events shall apply under the Plan.
Article 11B.    Code Section 409A Transition Distribution Elections. On or before December 31, 2008, and notwithstanding that a preexisting Distribution Election is otherwise irrevocable, each Participant shall be allowed to make a new Distribution Election (“Transition Distribution Election”) as to the time and form of distribution of his Account payable after 2008. The Participant shall be allowed to make a separate Transition Distribution Election for his Grandfathered Account, if any, and for his Regular Account (where a separate Transition Distribution Election may apply to the portion of the Regular Account attributable to each Plan Year beginning after 2004). The Transition Distribution

Election shall not defer distributions that would otherwise be payable in 2008, and shall not provide for distributions to be paid in 2008 that would otherwise be payable in a later year.
Article 12.Continued Service. Nothing contained in this Plan shall be construed as conferring upon a Participant the right to continue in the service of the Company as a Director or in any other capacity. Further, nothing contained in this Plan shall be deemed to create an obligation on the part of the Board to nominate any Director for reelection by the Company stockholders.
Article 13.Nonassignment. The interests of a Participant hereunder may not be sold, transferred, signed, pledged, or hypothecated. No Participant may borrow against his Account.
Article 14.Administration. The Committee shall have full power and authority to interpret, construe, and administer this Plan, in its sole and absolute discretion, and the Committee’s interpretation and construction of this Plan, including any valuation of an Account or the amount or recipient of any payment, shall be binding and conclusive on all persons. The Committee may at its sole discretion determine the costs of implementing and administering the Plan, and it may charge all or a portion of such costs to Participants either by charging their respective Accounts or by direct charge. In addition, the Company may at its discretion withhold from any Deferral Election amounts, or any distributions made pursuant to Articles 7 and 8, any amounts required by applicable federal, state, and local tax laws.
Article 15.Amendment and Termination. The Plan may, at any time or from time to time, be amended, modified, or terminated at the sole and complete discretion of the Board of Directors. However, no amendment, modification, or termination of the Plan shall adversely affect such Participant’s rights with respect to amounts then accrued in his Account.
Article 16.Enforceability and Controlling Law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue in full force and effect. The provisions of this Plan shall be construed, administered, and enforced according to the laws of the State of Hawaii.
Article 17.Gender. Wherever any words are used under the Plan in the masculine, feminine, or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply.

[Composite reflecting restatement effective as of June 28, 2013, and amendments effective as of July 24, 2015 and April 28, 2023]